Exhibit 2.1

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of January 19, 2015, is made by Invisa, Inc., a Nevada corporation (the “Guarantor”), in favor of Lloyds Bank Commercial Finance Limited (the “Lender”).

Wardle Storeys (Earby) Limited, a company incorporated under the laws of England and Wales with company number 04710820 (the “Obligor”), and the Lender are parties to (i) a Receivables Finance Agreement dated October 6, 2009 (as amended, modified, renewed or extended from time to time, the “Finance Agreement”), (ii) a Loan Agreement dated March 4, 2013 (as amended, modified, renewed or extended from time to time, the “Initial Loan Agreement”), and (iii) a Loan Agreement dated February 13, 2014 (as amended, modified, renewed or extended from time to time, the “Additional Loan Agreement”). The Guarantor has agreed to guarantee the indebtedness and other obligations of the Obligor to the Lender under or in connection with the Finance Agreement, the Initial Loan Agreement and the Additional Loan Agreement (the “Facilities Agreements”) as set forth herein. The Guarantor, as indirect parent company of the Obligor, will derive substantial direct and indirect benefits from the extension of credit to the Obligor pursuant to the Facilities Agreements (which benefits are hereby acknowledged by the Guarantor).

Accordingly, to induce the Lender to extend credit to the Obligor, and in consideration thereof, the Guarantor hereby agrees as follows:

SECTION 1     Definitions; Interpretation.

(a)     Certain Defined Terms. As used in this Guaranty, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy.”

“Collateral” means any property and interests and proceeds thereof now or hereafter acquired by the Obligor or any other Person in which a Lien shall exist in favor of the Lender to secure the Guaranteed Obligations.

“Collateral Documents” means any agreement pursuant to which the Obligor or any other Person provides a Lien on any Collateral and all filings, documents and agreements made or delivered pursuant thereto.

“Commitment” means any obligation of the Lender to extend credit to the Obligor under or in connection with the Facilities Agreements.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means the Obligor, the Guarantor and any other Subsidiary of the Guarantor party to any Finance Document.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Event of Default” means an event of default under the Facilities Agreements.

“Finance Documents” means the Facilities Agreements, this Guaranty and all other documents, agreements and instruments delivered by the Obligor, the Guarantor or other Credit Party to the Lender under or in connection with Facilities Agreements, this Guaranty and all such other documents, agreements and instruments.

“Governmental Authority” means any federal, state, local or other governmental department, commission, board, bureau, agency, court, tribunal or other instrumentality or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Guarantor Documents” means this Guaranty and all other certificates, documents, agreements and instruments delivered by the Guarantor to the Lender under or in connection with this Guaranty.

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other governmental agency or authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in either case undertaken under Debtor Relief Laws.

“Lien” means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien, or other type of preferential arrangement.

“Material Adverse Effect” means any event, matter, condition or circumstance which has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of any the Guarantor and its Subsidiaries taken as a whole.

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“Organization Documents” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its bylaws, partnership or operating agreement or other organizational documents.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, Governmental Authority, or any other entity of whatever nature.

“Related Party” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of §101(32) of the Bankruptcy Code and, in the alternative, for purposes of applicable state law; (b) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

(b)     Interpretation. In this Guaranty, except to the extent the context otherwise requires: (i) any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears; (ii) the words “hereof,” “herein,” “hereto,” “hereunder” and the like mean and refer to this Guaranty as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears; (iii) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; (iv) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation;” (v) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto; (vi) references to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, supplementing, interpreting or replacing the statute or regulation referred to; and (vii) any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Guaranty.

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SECTION 2     Guaranty.

(a)     Guaranty. The Guarantor hereby unconditionally and irrevocably guarantees to the Lender, and its successors, endorsees, transferees and assigns, the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the indebtedness, liabilities and other obligations of the Obligor to the Lender, whether created under, arising out of or in connection with the Facilities Agreements or otherwise, including all unpaid principal under the Facilities Agreements, all interest accrued thereon, all fees due under the Facilities Agreements and all other amounts payable by the Obligor to the Lender thereunder or in connection therewith. The terms “indebtedness,” “liabilities” and “obligations” are used herein in their most comprehensive sense and include any and all advances, debts, obligations and liabilities, now existing or hereafter arising, whether voluntary or involuntary and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and whether recovery upon such indebtedness, liabilities and obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim in any Insolvency Proceeding, and including interest that accrues after the commencement by or against any Credit Party of any Insolvency Proceeding naming such Person as the debtor in such Insolvency Proceeding. The foregoing indebtedness, liabilities and other obligations of the Obligor, and all other indebtedness, liabilities and obligations to be paid or performed by the Guarantor in connection with this Guaranty (including any and all amounts due under Section 14), shall hereinafter be collectively referred to as the “Guaranteed Obligations.”

(b)     Limitation of Guaranty. To the extent that any court of competent jurisdiction shall impose by final judgment under applicable law (including applicable state law and §§544 and 548 of the Bankruptcy Code) any limitations on the amount of the Guarantor’s liability with respect to the Guaranteed Obligations which the Lender can enforce under this Guaranty, the Lender accepts such limitation on the amount of the Guarantor’s liability hereunder to the extent needed to make this Guaranty and the Guarantor Documents fully enforceable and nonavoidable.

SECTION 3     Liability of Guarantor. The liability of the Guarantor under this Guaranty shall be irrevocable, absolute, independent and unconditional, and shall not be affected by any circumstance which might constitute a discharge of a surety or guarantor other than the indefeasible payment and performance in full of all Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, the Guarantor agrees as follows:

(i)     the Guarantor’s liability hereunder shall be the immediate, direct, and primary obligation of the Guarantor and shall not be contingent upon the Lender’s exercise or enforcement of any remedy it may have against the Obligor, any other Credit Party or any other Person, or against any Collateral;

(ii)    this Guaranty is a guaranty of payment when due and not merely of collectability;

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(iii)   the Lender may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Lender and the Obligor with respect to the existence of such Event of Default;

(iv)   the Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge the Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)    the Guarantor’s liability with respect to the Guaranteed Obligations shall remain in full force and effect without regard to, and shall not be impaired or affected by, nor shall the Guarantor be exonerated or discharged by, any of the following events: (A) any Insolvency Proceeding with respect to the Obligor, the Guarantor, any other Credit Party or any other Person; (B) any limitation, discharge, or cessation of the liability of the Obligor, the Guarantor, any other Credit Party or any other Person for any Guaranteed Obligations due to any statute, regulation or rule of law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Finance Documents; (C) any merger, acquisition, consolidation or change in structure of the Obligor, the Guarantor or any other Credit Party or Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of the Obligor, the Guarantor, any other Credit Party or other Person; (D) any assignment or other transfer, in whole or in part, of the Lender’s interests in and rights under this Guaranty or the other Finance Documents, including the Lender’s right to receive payment of the Guaranteed Obligations, or any assignment or other transfer, in whole or in part, of the Lender’s interests in and to any of the Collateral; (E) any claim, defense, counterclaim or setoff, other than that of prior performance, that the Obligor, the Guarantor, any other Credit Party or other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Finance Documents; (F) the Lender’s amendment, modification, renewal, extension, cancellation or surrender of any Finance Document, any Guaranteed Obligations, any Collateral, or the Lender’s exchange, release, or waiver of any Collateral; (G) the Lender’s exercise or nonexercise of any power, right or remedy with respect to any of the Collateral, including the Lender’s compromise, release, settlement or waiver with or of the Obligor, the Guarantor, any other Credit Party or any other Person; (H) the Lender’s vote, claim, distribution, election, acceptance, action or inaction in any Insolvency Proceeding related to the Guaranteed Obligations; (I) any impairment or invalidity of any of the Collateral or any failure to perfect any of the Lender’s Liens thereon or therein; and (J) any other guaranty, whether by the Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of the Obligor to the Lender.

SECTION 4     Consents of Guarantor. The Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from the Guarantor:

(i)     the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of any Credit Party under the Finance Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Finance Document or otherwise;

(ii)    the time, manner, place or terms of any payment under any Finance Document may be extended or changed, including by an increase or decrease in the interest rate on any Guaranteed Obligation or any fee or other amount payable under such Finance Document, by an amendment, modification or renewal of any Finance Document or otherwise;

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(iii)   the time for the Obligor’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Finance Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Lender may deem proper;

(iv)    the Lender may discharge or release, in whole or in part, any other Credit Party or any other Person liable for the payment and performance of all or any part of the Guaranteed Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall the Lender be liable to the Guarantor for any failure to collect or enforce payment or performance of the Guaranteed Obligations from any Person or to realize upon the Collateral;

(v)     in addition to the Collateral, the Lender may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof;

(vi)     the Lender may request and accept other guaranties of the Guaranteed Obligations and any other indebtedness, obligations or liabilities of the Obligor to the Lender and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; and

(vii)     the Lender may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege (including the right to accelerate the maturity of any indebtedness and any power of sale) granted by any Finance Document or other security document or agreement, or otherwise available to the Lender, with respect to the Guaranteed Obligations or any of the Collateral, even if the exercise of such right, remedy, power or privilege affects or eliminates any right of subrogation or any other right of the Guarantor against the Obligor;

all as the Lender may deem advisable, and all without impairing, abridging, releasing or affecting this Guaranty.

SECTION 5     Guarantor’s Waivers.

(a)     Certain Waivers. The Guarantor waives and agrees not to assert: (i) any right to require the Lender to marshal assets in favor of the Obligor, the Guarantor, any other Credit Party or any other Person, to proceed against the Obligor, any other Credit Party or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or to pursue any other right, remedy, power or privilege of the Lender whatsoever; (ii) the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations; (iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Obligor, the Guarantor or any other Person; (iv) any defense based upon the Lender’s errors or omissions in the administration of the Guaranteed Obligations; (v) any rights to set-offs and counterclaims; (vi) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against the Obligor or any other obligor of the Guaranteed Obligations for reimbursement; and (vii) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this Guaranty.

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(b)     Additional Waivers. The Guarantor waives any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by the Lender upon this Guaranty, or the exercise of any right, power or privilege hereunder. The Guaranteed Obligations shall conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty. The Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon the Obligor, the Guarantor or any other Person with respect to the Guaranteed Obligations.

(c)     Independent Obligations. The obligations of the Guarantor hereunder are independent of and separate from the obligations of the Obligor and any other Credit Party and upon the occurrence and during the continuance of any Event of Default, a separate action or actions may be brought against the Guarantor, whether or not the Obligor or any other Credit Party is joined therein or a separate action or actions are brought against the Obligor or any other Credit Party.

(d)     Financial Condition of Obligor. The Guarantor shall not have any right to require the Lender to obtain or disclose any information with respect to: (i) the financial condition or character of any Credit Party or the ability of any Credit Party to pay and perform the Guaranteed Obligations; (ii) the Guaranteed Obligations; (iii) the Collateral; (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations; (v) any action or inaction on the part of the Lender or any other Person; or (vi) any other matter, fact or occurrence whatsoever.

SECTION 6     Subrogation. Until the Guaranteed Obligations shall be satisfied in full and any Commitments shall be terminated, the Guarantor shall not have, and shall not directly or indirectly exercise, (i) any rights that it may acquire by way of subrogation under this Guaranty, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Guaranty, or (iii) any other right which it might otherwise have or acquire (in any way whatsoever) which could entitle it at any time to share or participate in any right, remedy or security of the Lender as against the Obligor or other Credit Parties, whether in connection with this Guaranty, any of the other Finance Documents or otherwise. If any amount shall be paid to the Guarantor on account of the foregoing rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Lender and shall forthwith be paid to the Lender to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Finance Documents.

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SECTION 7     Continuing Guaranty; Reinstatement.

(a)     Continuing Guaranty. This Guaranty is a continuing guaranty and agreement of subordination relating to any Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and the Guarantor expressly acknowledges that this Guaranty shall remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist. This Guaranty shall continue in effect and be binding upon the Guarantor until termination of any Commitments and payment and performance in full of the Guaranteed Obligations.

(b)     Reinstatement. This Guaranty shall continue to be effective or shall be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of any Credit Party (or receipt of any proceeds of Collateral) shall be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to any Credit Party, its estate, trustee, receiver or any other Person (including under the Bankruptcy Code or other state or federal law), or must otherwise be restored by the Lender, whether as a result of Insolvency Proceedings or otherwise. To the extent any payment is so rescinded, set aside, voided or otherwise repaid or restored, the Guaranteed Obligations shall be revived in full force and effect without reduction or discharge for such payment. All losses, damages, costs and expenses that the Lender may suffer or incur as a result of any voided or otherwise set aside payments shall be specifically covered by the indemnity in favor of the Lender contained in Section 14.

SECTION 8     Payments. The Guarantor hereby agrees, in furtherance of the foregoing provisions of this Guaranty and not in limitation of any other right which the Lender or any other Person may have against the Guarantor by virtue hereof, upon the failure of the Obligor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under §362(a) of the Bankruptcy Code), the Guarantor shall forthwith pay, or cause to be paid, in cash, to the Lender an amount equal to the amount of the Guaranteed Obligations then due as aforesaid (including interest which, but for the filing of a petition in any Insolvency Proceeding with respect to the Obligor, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Obligor for such interest in any such Insolvency Proceeding). The Guarantor shall make each payment hereunder, unconditionally in full, free and clear of any and all taxes, without set-off, counterclaim or other defense, on the day when due in U.S. dollars or other applicable currency in which the Guaranteed Obligations are denominated, and in same day or immediately available funds, to the Lender at such office of the Lender and to such account as the Lender shall notify to the Obligor in writing. All such payments shall be promptly applied from time to time by the Lender to the payment of the Guaranteed Obligations in such order of application as the Lender in its sole discretion may choose.

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SECTION 9     Representations and Warranties. The Guarantor represents and warrants to the Lender that:

(a)     Organization and Powers. The Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would have a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Guarantor Documents.

(b)     Authorization; No Conflict. The execution, delivery and performance by the Guarantor of this Guaranty and any other Guarantor Documents have been duly authorized by all necessary action of the Guarantor, and do not and will not: (i) contravene the terms of the Organization Documents of the Guarantor or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Guarantor is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Guarantor.

(c)     Binding Obligation. This Guaranty constitutes the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

(d)     Governmental Consents. No authorization, consent, approval, license, exemption of, or filing or registration with, any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the Guarantor of the Guarantor Documents.

(e)     Solvency. Immediately prior to and after and giving effect to the incurrence of the Guarantor’s obligations under this Guaranty the Guarantor is and will be Solvent.

(f)     Consideration. The Guarantor has received at least “reasonably equivalent value” (as such phrase is used in §548 of the Bankruptcy Code and in comparable provisions of other applicable law) and more than sufficient consideration to support its obligations hereunder in respect of the Guaranteed Obligations and under any of the Collateral Documents to which it is a party.

(g)     Independent Investigation. The Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of the Obligor and all other matters pertaining to this Guaranty and further acknowledges that it is not relying in any manner upon any representation or statement of the Lender with respect thereto. The Guarantor represents and warrants that it has received and reviewed copies of the Finance Documents and that it is in a position to obtain, and it hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of the Obligor and any other matters pertinent hereto that the Guarantor may desire. The Guarantor is not relying upon or expecting the Lender to furnish to the Guarantor any information now or hereafter in the Lender’s possession concerning the financial condition of the Obligor or any other matter.

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SECTION 10.    Reporting Covenants. So long as any Guaranteed Obligations (other than contingent indemnification obligations) shall remain unsatisfied or the Lender shall have any Commitment, the Guarantor agrees that:

(a)     Financial Statements and Other Reports. The Guarantor shall furnish to the Lender:

(i)     Financial Statements. The Guarantor shall furnish to Lender from time to time such information respecting Guarantor’s financial condition as Lender may from time to time reasonably request. Without limiting the foregoing, the Guarantor shall furnish to the Lender promptly upon the issuance thereof, copies of all reports, if any, to or other documents filed by it with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934.

(ii)     Additional Information. The Guarantor shall furnish to the Lender: (i) prompt written notice of any condition or event which has resulted, or that could reasonably be expected to result, in a Material Adverse Effect; and (ii) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Guarantor or its Subsidiaries as the Lender may from time to time reasonably request.

SECTION 11    Additional Covenants. So long as any Guaranteed Obligations (other than contingent indemnification obligations) shall remain unsatisfied or the Lender shall have any Commitment, the Guarantor agrees that:

(a)     Preservation of Existence, Etc. The Guarantor shall, and shall cause each of its Subsidiaries to, maintain and preserve its legal existence, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties.

(b)     Governmental Consents. The Guarantor shall maintain all authorizations, consents, approvals, licenses, exemptions of, or filings or registrations with, any Governmental Authority, or approvals or consents of any other Person, required in connection with this Guaranty or any other Guarantor Documents.

(c)     Ownership of the Obligor. The Guarantor shall maintain at all times, directly or indirectly, ownership of all of the issued and outstanding capital stock of the Obligor and possess, directly or indirectly, capital stock or other equity interests representing voting control of the Obligor.

(d)     Restrictions on Fundamental Changes. The Guarantor shall not merge with or consolidate into any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets.

(e)     Further Assurances and Additional Acts. The Guarantor shall execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Lender shall deem necessary or appropriate to effectuate the purposes of this Guaranty and the other Guarantor Documents, and promptly provide the Lender with evidence of the foregoing satisfactory in form and substance to it.

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SECTION 12    Notices. All notices and other communications provided for hereunder and under the other Guarantor Documents shall, unless otherwise stated herein, be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or by email (i) if to the Lender, at or to its address, email address or facsimile number set forth in the Facilities Agreements, and (ii) if to the Guarantor, at or to its address, email address or facsimile number set forth below its name on the signature page hereof, or at or to such other address, email address or facsimile number as such party shall have designated in a written notice to the other party. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications (A) sent by facsimile or by email shall be deemed to have been given when sent, and (B) posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its email address as described herein, of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if a notice or other communication is not given during normal business hours for the recipient, it shall be deemed to have been given at the opening of business on the next business day for the recipient.

SECTION 13    No Waiver; Cumulative Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Guarantor Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Guaranty and the other Guarantor Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Lender.

SECTION 14    Costs and Expenses; Indemnification.

(a)     Costs and Expenses. The Guarantor agrees to pay all out-of-pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (i) in connection with this Guaranty and the other Guarantor Documents, including its rights under this Section, and (ii) in connection with the Guaranteed Obligations, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Guaranteed Obligations, and including in or in connection with any Insolvency Proceeding.

(b)     Indemnification. The Guarantor shall indemnify the Lender (and any agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Guarantor, the Obligor or any other Credit Party), other than such Indemnitee and its Related Parties, arising out of, in connection with, or as a result of (i) the execution or delivery of this Guaranty, any other Guarantor Document or other Finance Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Guaranteed Obligations or the use or proposed use of the proceeds therefrom, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Guarantor, the Obligor or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Guarantor, the Obligor or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Finance Document, if the Obligor, the Guarantor or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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(c)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Guarantor shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Guarantor Document or Finance Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Guaranteed Obligations or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty or the other Guarantor Documents or Finance Documents or the transactions contemplated hereby or thereby.

(d)     Payment. All amounts due under this Section 14 shall be payable upon demand.

SECTION 15    Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default each of the Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Guarantor or any other Credit Party against any and all of the obligations of the Guarantor or such other Credit Party now or hereafter existing under this Guaranty or any other Guarantor Document to the Lender or its Affiliates, irrespective of whether or not the Lender or its Affiliate shall have made any demand under this Guaranty or any other Guarantor Document and although such obligations of the Guarantor or such other Credit Party may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or obligations or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 15 are in addition to other rights and remedies (including other rights of set-off) which the Lender or its Affiliates may have. By its acceptance hereof, the Lender shall promptly notify the Guarantor after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

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SECTION 16    Survival. All covenants, agreements, representations and warranties made in this Guaranty and in any other Guarantor Document shall survive the execution and delivery of this Guaranty, and shall continue in full force and effect so long as the Lender has any Commitment or any Guaranteed Obligations remain unsatisfied. Without limiting the generality of the foregoing, the obligations of the Guarantor under Section 14 shall survive the satisfaction of the Guaranteed Obligations and the termination of any Commitments.

SECTION 17    Benefits of Guaranty. This Guaranty is entered into for the sole protection and benefit of the Lender and its successors and assigns, and no other Person (other than any Related Party specified herein) shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Guaranty. The Lender, by its acceptance of this Guaranty, shall not have any obligations under this Guaranty to any Person other than the Guarantor, and such obligations shall be limited to those expressly stated herein.

SECTION 18    Binding Effect; Assignment.

(a)     Binding Effect. This Guaranty shall be binding upon the Guarantor and its successors and assigns, and inure to the benefit of and be enforceable by the Lender and its successors, endorsees, transferees and assigns. Delivery by the Guarantor of an executed counterpart of a signature page of this Guaranty by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Guaranty.

(b)     Assignment. The Guarantor shall not have the right to assign or transfer its rights and obligations hereunder or under any other Guarantor Documents without the prior written consent of the Lender. The Lender may, without notice to or consent by the Guarantor, sell, assign, transfer or grant participations in all or any portion of the Lender’s rights and obligations hereunder and under the other Guarantor Documents in connection with any sale, assignment, transfer or grant of a participation by the Lender under the Facilities Agreements of its rights and obligations thereunder and under the other Finance Documents. The Guarantor agrees that in connection with any such sale, assignment, transfer or grant by the Lender, the Lender may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Guarantor and its Subsidiaries. In the event of any grant of a participation, the participant (i) shall be deemed to have a right of setoff under Section 15 in respect of its participation to the same extent as if it were the “Lender,” provided that such participant shall have agreed to share any amount so realized with the Lender on terms and conditions satisfactory to the Lender; and (ii) shall also be entitled to the benefits of Section 14.

SECTION 19    Governing Law. This Guaranty and the other Guarantor Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty or any other Guarantor Document (except, as to any other Guarantor Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

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SECTION 20    Submission to Jurisdiction.

(a)     Submission to Jurisdiction. The Guarantor irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the Lender in any way relating to this Guaranty or any other Guarantor Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the Guarantor and the Lender (by its acceptance hereof) irrevocably and unconditionally submits to the jurisdiction of such  courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the Guarantor and the Lender (by its acceptance hereof) agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Guaranty or in any other Guarantor Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Finance Document against the Guarantor or any other Credit Party or its properties in the courts of any jurisdiction.

(b)     Waiver of Venue. The Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Guarantor Document in any court referred to in subsection (a) of this Section. Each of the Guarantor and the Lender (by its acceptance hereof) hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Service of Process. Each of the Guarantor and the Lender (by its acceptance hereof) irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 21    Waiver of Jury Trial. THE GUARANTOR AND THE LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY GUARANTOR DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE GUARANTOR DOCUMENTS.

SECTION 22    Entire Agreement; Amendments and Waivers.

(a)     Entire Agreement. This Guaranty and the other Guarantor Documents constitute the entire agreement of the Guarantor with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto. There are no conditions to the full effectiveness of this Guaranty.

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(b)     Amendments and Waivers. This Guaranty and the other Guarantor Documents may not be amended except by a writing signed by the Guarantor and the Lender. No waiver of any rights of the Lender under any provision of this Guaranty or consent to any departure by the Guarantor therefrom shall be effective unless in writing and signed by the Lender. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 23    Lender Not a Fiduciary to Guarantor. The relationship between the Guarantor and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, is solely that of debtor and creditor, and neither the Lender not any Affiliate thereof shall have any fiduciary or other special relationship with the Guarantor or any of its Affiliates, and no term or provision of any Finance Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

SECTION 24    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Lender shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Finance Documents (the “Agreement Currency”), be discharged only to the extent that on the business day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from such Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender (by its acceptance hereof) agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 24 shall survive the termination of any Commitments and the repayment of all Guaranteed Obligations.

SECTION 25    Severability. Whenever possible, each provision of this Guaranty and the other Guarantor Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Guaranty or any other Guarantor Document shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Guaranty or such Guarantor Document, as the case may be, or the validity or effectiveness of such provision in any other jurisdiction

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SECTION 26    USA PATRIOT Act Notice. The Guarantor acknowledges notice from the Lender that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), the Lender is required to obtain, verify and record information that identifies the Guarantor, which information includes the name and address of the Guarantor and other information that will allow the Lender to identify the Guarantor in accordance with the Act. The Guarantor shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[Remainder of page intentionally left blank; signature page(s) follow]

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IN WITNESS WHEREOF, the Guarantor has executed this Guaranty, as of the date first above written.

INVISA, INC.

By:	/s/ Edmund C. King
Edmund C. King
Title: Chief Executive Officer

Address:

1800 2nd Street, Suite 695
Sarasota, Florida 34236, U.S.A.
Attn: Oliver J. Janney
Fax No. 941-906-8582
Email: ojanney@nauga.com

Consented to and Agreed:

WARDLE STOREYS (EARBY) LIMITED

By:	/s/ Howard R. Curd
Title: Director

As of January 19, 2015

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